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                                                                   Exhibit 10.50


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of October 16, 1998, by ENVIROSYSTEMS CORP., a Delaware corporation with its principal place of business at 7 Kripes Road, Granby, Connecticut 06026 (the "Company"), and DAVID LANGEVIN, residing at 115 Lampwick Lane, Fairfield, Connecticut 06430 (the "Executive").

      WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company; and

      WHEREAS, the parties wish to set forth the terms and conditions of the employment;

      NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Employment.

      The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement. The Executive's employment pursuant to this Agreement shall commence on October 16, 1998 and shall end at the expiration of the thirty-sixth (36th) month thereafter ("Expiration Date") unless terminated earlier as provided herein. The Executive's employment may be extended beyond the Expiration Date for successive twelve (12) month terms upon the written approval of the Executive and the Company.

      2. Title; Duties.

      The Executive shall serve as the Chief Financial Officer of the Company and of Environmental Systems Products, Inc. throughout the term of his employment under


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this Agreement. The Executive shall report to the President and Chief Executive
Officer and the Board of Directors of the Company, which shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by the President and Chief Executive Officer or the Board of Directors of the Company.

      3. Extent of Services.

      The Executive shall (a) devote substantially all of his time, attention and skill to the performance of his duties under this Agreement; (b) faithfully and diligently perform such duties and exercise such powers as amy from time to time be assigned to or vested in him; (c) accept such offices in the Company, any holding company of the the Company, and any subsidiary of the Company or any such holding company (any such entity, a "Group Company" and all Group Companies collectively, the "Group") and accept appointments to the board of any Group Company as may reasonably be required by the Board of Directors of the Company, as the same may be constituted from time to time; and (d) use his best efforts to promote the interest, reputation, business and welfare of the Group. The Executive shall work at the principal office of the Company located in the Granby, Connecticut area, subject to ordinary travel consistent with his time commitment and scope of responsibilities.

      4. Base Salary.

      The Company shall pay the Executive a base annual salary of $275,000.00. The salary shall be payable as of the first day of each month in monthly installments, less applicable deductions for taxes or otherwise. The Company will review his base salary for upward adjustment no less often than annually in conjunction with its regular review of executive salaries. The base salary of the Executive will not be decreased during the term of this Agreement.



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      5. Incentive Compensation Program.

      The Executive shall participate in an incentive compensation program (the "Incentive Compensation Program"). There shall be no minimum or guaranteed amount of compensation payable to the Executive under the Incentive Compensation Program. Payments to the Executive pursuant to the Incentive Compensation Program ("Incentive Compensation Payments") shall be based on business performance objectives to be agreed between the Executive and the Company, and the maximum amount of aggregate annual Incentive Compensation Payments shall be fifty percent (50%) of the Executive's annual salary, as the same may be adjusted from time to time. For exceptional performance by the Executive, the Company may, in its sole discretion, grant to the Executive options with respect to the Company's common stock, in addition to those granted pursuant to Section
6. The Incentive Compensation Payments for each year shall be paid to the Executive no later than two and one-half months following the close of the Company's fiscal year.

      6. Stock Options.

      The Executive shall be entitled to receive nonqualified stock options for 105 shares of the common stock of the Company with an exercise price equal to $4,761.12, the fair market value of the Class A common stock of the Company on the date of grant. The stock option agreement shall provide that the option shall vest at the rate of thirty-three and one-third percent (33 1/3%) on each anniversary date of the Executive's employment, such that the option is fully vested on the third anniversary date of the Executive's employment under this Agreement, provided, however, that the option shall become fully vested on the date on which the registration statement for initial public offering of the common stock of the Company is declared effective by the Securities and Exchange Commission. The stock option shall provide that it may be exercised for ten (10) years from the date of grant, unless earlier terminated. The vested portion of the option may be exercised within two (2) years following the Executive's termination of employment to the extent vested. The


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unvested portion of the option shall expire upon the Executive's termination of employment. The stock option also shall provide that the option shall become fully vested and exercisable in the event of the Executive's death, disability, involuntary termination by the Company without cause, or in the event of a Change of Control. For purposes of this Agreement and the related option, a "Change of Control" shall mean any of the following events:

            (a) The acquisition by any "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") who is not a shareholder (directly or indirectly) of the Company as of the date of this Agreement of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 50% or more of the shares of Newmall Limited or of the Company generally entitled to vote for the election of directors ("Voting Stock");

            (b) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of Newmall Limited or the Company, other than a reorganization that does not affect the beneficial ownership of Newmall or the Company; and

            (c) Approval by the shareholders of the Company of a complete liquidation or dissolution.

      The sale of fifty percent (50%) or more of the common stock of the Company in an initial public offering shall not constitute a Change in Control. The stock option shall be set forth in a written agreement and shall be subject to such additional terms as may be contained in such agreement that are not inconsistent with this Section 6. The Company has advised the Executive that it intends to file a registration statement on


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Form S-8 with respect to the plan and the underlying stock following the initial public offering of the Company's common stock.

      7. Fringe Benefits.

      The Executive shall be entitled to receive health and dental coverage for the Executive and his family in accordance with the terms of the health and dental plans of Environmental Systems Products, Inc. The Executive shall be entitled to participate in any other employee plans offered by the Company or Environmental Systems Products, Inc., including, but not limited to any qualified retirement plan sponsored or maintained by the Company, if he meets the eligibility requirements for such participation under the terms of the applicable executive benefit plan or policy.

      The Executive shall be entitled to four (4) weeks of vacation during each year of employment. Such vacation shall be taken at such times as the Executive and the Chairman of the Board of Directors mutually agree. The Executive shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its executive employees.

      8. Reimbursement of Business Expenses.

      The Company shall reimburse the Executive for all reasonable out-of-pocket costs incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request; provided, however, that the amount available for such out-of-pocket costs may be fixed in advance by the Company. Such reimbursable costs shall include, but not be limited to, travel, food, and lodging while away from home; telephone and mailing expenses; the cost of attendance at professional meetings related to the performance of the


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Executive's duties under this Agreement (with the prior written approval of the
President and Chief Executive Officer of the Company).

      9. Non-Competition Agreement.

      While employed by the Company, and, (a) if the Executive voluntarily terminates his employment following a Change of Control pursuant to Section 12.4 or the Company terminates the Executive without cause, for a period equal to the period in respect of which the Executive is paid severance pursuant to Section
12.4 or Section 13.2, or (b) if the Executive voluntarily terminates employment prior to the Expiration Date (other than upon a Change of Control pursuant to Section 12.4) or the Executive is involuntarily terminated by the Company with cause, for a period equal to three (3) months following the Executive's termination of employment, the Executive shall not, without the prior written consent of the Company, provide services, whether as a consultant or executive, to any business or enterprise in the United States with respect to environmental or emissions testing.

      10. Review of Prospectus.

      The Executive shall review the prospectus and amendments to such prospectus filed by the Company with the Securities and Exchange Commission for its initial public offering as they relate to any description of the Executive and this Agreement. The Executive shall provide comments to the Company or its counsel regarding the prospectus.

      11. Confidentiality Agreement.

      During the term of this Agreement and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit


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of others, except in connection with the business and affairs of the Group, all confidential matters relating to the business of the Group and shall not disclose them to anyone except with the written consent of the Company. This
Section 11 shall not apply to confidential information which (a) at the time of receipt or thereafter becomes publicly known, through no breach of this Section 11 by the Executive or (b) is received by the Executive from a third party not under an obligation to keep such information confidential. The provisions of this Section 11 shall survive the termination of this Agreement.

      12. Termination.

            12.1. Termination by the Company for Cause. The Company may at any time terminate the Executive's employment under this Agreement for cause, upon written notice by the Company to the Executive. For the purpose of this Section 12.1, "cause" for termination shall mean (a) the conviction of the Executive of, or the entry of a guilty (or nolo contendere) plea by the Executive to, any felony; (b) fraud, misappropriation or embezzlement by the Executive; (c) the Executive's willful failure or gross negligence in the performance of his assigned duties for the Company which failure continues for ten (10) days following the Executive's receipt of written notice specifying the manner in which the Executive is in default of his duties; or (d) the Executive's breach of fiduciary duty which breach continues for ten (10) days following the Executive's written notice specifying the manner in which the Executive is in default of his duties.

            12.2. Termination by the Company or the Executive Without Cause. Either party may terminate this Agreement at any time without cause, upon giving the other party sixty (60) days written notice.



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            12.3. Executive's Death or Disability. The Executive's employment shall terminate immediately upon his death or disability. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, to perform the services contemplated under this Agreement for a period of one hundred eighty (180) days in any consecutive twelve-month period.

            12.4. Termination by Executive Following Change of Control. In the event of a Change of Control, the Executive may terminate his employment by giving the Company (or any successor entity) sixty (60) days written notice commencing within three (3) months following a Change of Control. In that event, the Executive shall be entitled to receive his salary, bonus, and benefits in accordance with Sections 4, 5, and 7 of this Agreement as if the Company had terminated his employment without cause as provided in Section 13.2. In addition, he shall become fully vested in all stock options granted to the Executive prior to the date of the Change of Control.

      13. Effect of Termination.

            13.1. Termination by the Company for Cause or by the Executive Without Cause. If the Company terminates this Agreement for cause pursuant to
Section 12.1, or the Executive terminates this Agreement without cause pursuant to Section 12.2, the Company shall pay to the Executive only the salary, bonus, and benefits otherwise payable to him under Sections 4, 5, and 7 through the last day of his employment by the Company. The Executive shall not be entitled to receive any Incentive Compensation Payment that had not accrued prior to the Executive's termination for cause by the Company or without cause by the Executive. The Executive shall be entitled to receive any Incentive Compensation Payment that accrued prior to the date on which the Executive's employment terminates as specified in Section 5.


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            13.2. Termination by the Company Without Cause. If the Company
terminates the Executive's employment without cause pursuant to Section 12.2 or if the Executive terminates his employment following a Change in Control, the Executive shall be entitled to receive his salary, Incentive Compensation Payment, and benefits in accordance with Sections 4, 5, and 7 of this Agreement through the last date of his employment and a lump sum severance payment in an amount equal to one year's base salary, with base salary determined as of the date of the Executive's termination of employment. These amounts shall be paid within ten (10) days following the Executive's termination without cause. In addition, the Executive shall be entitled to receive any Incentive Compensation Payments accrued prior to the Executive's termination without cause or within six (6) months following the Executive's termination without cause as specified in Section 5. All stock options previously granted to the Executive by the Company shall become fully vested and exercisable in the event the Executive is terminated without cause by the Company.

            13.3. Termination for Death or Disability. If the Executive's employment is terminated by the Executive's death or disability pursuant to
Section 12.3, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the salary and benefits which would otherwise be payable to the Executive up to the end of the month in which his employment is terminated because of death or disability.

      14. Miscellaneous.

            14.1. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in writing from time to time.



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            14.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

            14.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

            14.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

            14.5. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

            14.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

            14.7. Waiver. No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.



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            14.8. Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            14.9. Severability. In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

            14.10. Arbitration. Any disputes between the Company and the Executive in any way concerning the Executive's employment, the termination of employment, this Agreement or its enforcement, shall be submitted at the initiative of either party to mandatory arbitration before a single arbitrator who is familiar with the environmental testing industry and conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be final and may be entered as a judgment in any court of the State of Connecticut or State of Delaware.

            14.11. Counterparts. This Agreement may be executed in counterparts, which together shall constitute a valid and enforceable original agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ENVIROSYSTEMS CORP.                       DAVID LANGEVIN


By: /s/ Terrence P. McKenna               By: /s/ David Langevin
    -----------------------                  -------------------
President & CEO



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